EXHIBIT 99.1

UNITED RENTALS TO COOPERATE WITH SEC INQUIRY

GREENWICH, Conn. — August 30, 2004 — United Rentals, Inc. (NYSE: URI) today announced that it received notice that the Securities and Exchange Commission (“SEC”) is conducting a non-public, fact-finding inquiry of the company. The notice states that the inquiry does not mean that the SEC has concluded that the company or anyone else has broken the law or that the SEC has a negative opinion of any person, entity or security. The notice was accompanied by a subpoena requesting the production of documents relating to certain of the company’s accounting records, but did not otherwise specify the scope or specific purpose of the inquiry. The company intends to cooperate fully with the SEC.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 730 rental locations in 47 states, seven Canadian provinces and Mexico. The company’s 13,300 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 600 different types of equipment with a total original cost of $3.7 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, CT. Additional information about United Rentals is available at www.unitedrentals.com.

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Contact:

Chuck Wessendorf

VP, Investor Relations and

    Corporate Communications

United Rentals, Inc.

(203) 618-7318

cwessendorf@ur.com